Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIENDFINDER NETWORKS INC. REPORTS FINANCIAL RESULTS FOR
THIRD QUARTER 2011

(Sunnyvale, CA – November 14, 2011) FriendFinder Networks Inc. (Nasdaq: FFN), a leading Internet and technology company providing services in the rapidly expanding markets of social networking, social commerce and web-based video sharing, today announced financial results for the third quarter and nine months ended September 30, 2011.

Third Quarter Ended September 30, 2011 Highlights:

-	Live Interactive Video revenue increased 5.3% year-over-year to $20.7 million
-	Entertainment revenue increased 7.2% year-over-year to $5.6 million
-	Completed acquisition of JigoCity and PerfectMatch.com

Nine Months Ended September 30, 2011 Highlights:

-	Income from operations increased 4.1% year-over-year to $52.4 million
-	Adjusted EBITDA increased 1.8% year over year to $74.4 million
-	Repaid $80.2 million in outstanding debt since December 31, 2010, including $7.3 million in November 2011

“While we achieved certain business objectives, we are not satisfied with our overall performance in the third quarter. Europe remains a challenge where we have experienced lower user conversion rates and transaction acceptance rates. We continue to address this issue by experimenting with alternate payments processors, varied affiliate payment terms and alternative payment mechanisms, including SMS payments for consumers that are visiting our sites and wish to convert to paying memberships,” commented FriendFinder Networks Chief Executive Officer, Marc Bell. “To enable us to operate more efficiently and effectively, we recently reorganized our operations into 14 business units, including casual dating, social commerce, alternative lifestyles, gaming and interactive video, each responsible for its own financial performance and each responsible for contributing to FriendFinder Networks’ overall revenue growth going forward. We believe that designated business units will help us better deploy technology and drive revenue in business units that have traditionally lacked focused attention and dedicated resources.”

Mr. Bell further stated, “Even though the quarter was challenging, we remain excited by our future growth prospects. Our live interactive video business continues to perform well, increasing revenue over 5% year over year. In Europe, we have begun to see an increase in registrations and in South America revenue continues to grow as a result of increased marketing efforts and the introduction of alternative payment methods. In September, we announced the acquisition of JigoCity which we believe will help us monetize more of our internet traffic in emerging market countries, including Asia-Pacific and South America. JigoCity works similarly to other group-buying platforms but uniquely has the ability to plug into FriendFinder Networks’ existing web traffic and take advantage of our vast user database. JigoCity grew its gross revenue 187% in the third quarter when compared to the second quarter and we believe it has the ability to be a valuable growth driver of our business in years to come.”

Third Quarter Financial Results

Revenue for the third quarter of 2011 was $82.7 million. Revenue was impacted by a decrease in traffic and a decline in new subscribers and renewal orders primarily in European markets. Social networking revenue was offset by an increase in live interactive video.

Gross profit for the third quarter of 2011 was $54.8 million. Gross profit was impacted by the inclusion of $0.8 million of cost of goods sold from our social commerce websites and an increase of $0.9 million related to higher production costs incurred in our video entertainment business.

Income from operations for the third quarter of 2011 was $14.7 million. Income from operations was impacted by a lower gross margin and an increase in product development, selling and marketing, and general and administrative spending. The increase in these expenses was primarily due to an increase in headcount across the Company as it develops its business units and general and administrative expenses related to stock compensation expense.

Net loss for the third quarter of 2011 was ($5.4 million), or ($0.18) per share.

Adjusted EBITDA for the third quarter of 2011 was $20.3 million.

Nine Month Financial Results

Revenue for the nine months ended September 30, 2011 was $249.7 million.

Gross profit for the nine months ended September 30, 2011 was $169.8 million.

Income from operations for the nine months ended September 30, 2011 was $52.4 million.

Net loss for the nine months ended September 30, 2011 was ($20.9 million), or ($1.02) per share.

Adjusted EBITDA for the nine months ended September 30, 2011 was $74.4 million.

Balance Sheet, Cash and Debt

As of September 30, 2011, the Company had cash and cash equivalents of $28.2 million, compared to $42.0 million at December 31, 2010.  As of November 14, 2011, the Company had outstanding principal debt of $491.8 million.  On November 4, 2011, the Company paid down $7.3 million of New First Lien Notes and Cash Pay Second Lien Notes. Free Cash Flow per Share was $0.36 and $1.99 for the three and nine months ended September 30, 2011, respectively.

Conference Call Information

Management will host a conference call to discuss the results at 8:30 AM ET on Tuesday, November 15, 2011. Participants should call (888) 389-5988 (United States/Canada) or (719) 325-2497 (International).

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (877) 870-5176 (United States/Canada) or (858) 384-5517 (International) and enter confirmation code 5226473.  The recording will be available from 11:30 AM ET on Tuesday, November 15, 2011 through Tuesday, November 29, 2011 at 11:59 PM ET.

Non-GAAP Financial Measures

Management believes that certain non-GAAP financial measures of earnings before deducting net interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA are helpful financial measures as investors, analysts and others frequently use EBITDA and Adjusted EBITDA in the evaluation of other companies in FriendFinder Networks Inc.’s industry. For example, these measures eliminate one-time adjustments made for accounting purposes in connection with the Company’s Various acquisition in order to provide information that is directly comparable to its historical and current financial statements.  For more information regarding the Company’s acquisition of Various, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our History.” in the Form 10-Q for the third quarter ended September 30, 2011 and the initial public offering Prospectus filed with the Securities and Exchange Commission on November 14, 2011 and May 11, 2011, respectively.

These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in FriendFinder Networks Inc.’s industry, as other companies in FriendFinder Networks Inc.’s industry may calculate such financial measures differently, particularly as it relates to nonrecurring, unusual items.  The Company’s non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow per Common Share are not measurements of financial performance under GAAP and should not be considered as alternatives to cash flow from operating activities or as measures of liquidity or as alternatives to net income or as indications of operating performance or any other measure of performance derived in accordance with GAAP.

Management derived EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010 using the adjustments shown in the attached table.  Free Cash Flow per Common Share was derived by subtracting capital expenditures and cash interest from Adjusted EBITDA and dividing the result by the weighted average shares outstanding for the period.

SAFE HARBOR

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above and subject to such risk factors discussed in the Company’s recent SEC filings.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com. Through a recent acquisition, FriendFinder Networks Inc. expanded into the social commerce market and now owns and operates JigoCity websites in more than five countries, providing members high quality, daily deals that are relevant to their individual lifestyles. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Investor Contact for FriendFinder Networks Inc.
Brian M. Prenoveau, CFA
Director, Investor Relations
561.912.7035 or investorrelations@ffn.com

Media Contact for FriendFinder Networks Inc.
Lindsay Trivento
Director, Corporate Communications
561.912.7010 or ltrivento@ffn.com

FRIENDFINDER NETWORKS INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash	$16,470	$34,585
Restricted cash	11,734	7,385
Accounts receivable, less allowance for doubtful accounts of $2,042 and $2,236, respectively	9,893	9,886
Inventories	793	1,028
Prepaid expenses	5,417	4,534
Deferred tax asset	6,998	5,522
Total current assets	51,305	62,940
Film costs, net	4,162	4,312
Property and equipment, net	7,805	6,666
Goodwill	332,709	326,540
Domain names	56,089	55,890
Trademarks	9,563	9,213
Other intangible assets, net	20,879	29,134
Unamortized debt costs	13,645	22,336
Deferred offering costs	-	13,267
Other assets	2,676	2,519
	$498,833	$532,817
LIABILITIES
Current liabilities:
Current installment of long-term debt, net of unamortized discount of $295 and $744, respectively	$7,976	$15,009
Accounts payable	9,030	9,481
Accrued expenses and other liabilities	71,200	65,420
Deferred revenue	44,285	48,302
Total current liabilities	132,491	138,212
Deferred tax liability	31,870	30,275
Long-term debt, net of unamortized discount of $37,342 and $31,935, respectively	453,449	510,551
Liability related to warrants	-	3,559
Total liabilities	617,810	682,597
Contingencies (Note 16 )

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value — authorized, 22,500,000 shares; issued and outstanding no shares in 2011 and 10,211,556 shares in 2010,
Series A Convertible Preferred Stock, $0.001 per share — authorized 2,500,000 shares; issued and outstanding, 0 in 2011, 1,766,703 shares in 2010 (liquidation preference $21,000)	-	2
Series B Convertible Preferred Stock, $0.001 per share — authorized 10,000,000 shares; issued and outstanding, 0 in 2011, 8,444,853 shares in 2010 (liquidation preference $5,000)	-	8
Common stock, $0.001 par value — authorized 125,000,000 shares in 2011 and 2010
Common stock voting — authorized 112,500,000 shares, issued and outstanding 31,186,679 shares in 2011 and 6,517,746 shares in 2010	31	6
Series B common stock non-voting — authorized 12,500,000 shares; issued and outstanding 32,965 shares in 2011 and 1,839,825 shares in 2010
	-	2
Capital in excess of par value	132,551	80,823
Accumulated deficit	(251,559)	(230,621)
Total stockholders’ deficiency	(118,977)	(149,780)
	$498,833	$532,817

FRIENDFINDER NETWORKS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenue
Service	$77,710	$82,076	$234,918	$243,447
Product	5,026	4,587	14,709	14,043
Total	82,736	86,663	249,677	257,490
Cost of revenue
Service	24,267	23,919	67,547	75,568
Product	3,646	3,012	11,259	9,222
Total	27,913	26,931	79,806	84,790
Gross profit	54,823	59,732	169,821	172,700
Operating expenses:
Product development	4,024	3,264	12,080	9,304
Selling and marketing	8,279	7,423	22,679	30,589
General and administrative	22,836	19,904	67,507	60,155
Amortization of acquired intangibles and software	4,060	6,313	11,906	18,793
Depreciation and other amortization	913	1,112	3,268	3,556
Total operating expenses	40,112	38,016	117,440	122,397
Income from operations	14,711	21,716	52,381	50,303
Interest expense	(21,146)	(22,730)	(65,097)	(69,128)
Interest related to VAT liability not charged to customers	(476)	(666)	(1,410)	(1,742)
Foreign exchange (loss) gain, principally related to VAT liability not charged to customers	1,432	(4,584)	(1,521)	436
Gain on liability related to warrants		(57)	391	427
Loss on extinguishment of debt		–	(7,312)	–
Other non-operating (expense) income net	1	(31)	(3,912)	5
Loss before income tax (benefit)	(5,478)	(6,352)	(26,480)	(19,699)
Income tax (benefit)	$(82)	$(71)	$(5,542)	$(219)
Net loss	$(5,396)	$(6,281)	$(20,938)	$(19,480)
Net loss per common share — basic and diluted	$(0.18)	$(0.46)	$(1.02)	$(1.42)
Weighted average shares outstanding — basic and diluted	30,330	13,735	20,505	13,735

The following table reflects the reconciliation of GAAP net loss to the non-GAAP financial measures of EBITDA and adjusted EBITDA.

FRIENDFINDER NETWORKS INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Loss to EBITDA and Adjusted EBITDA
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

GAAP net loss	$(5,396)	$(6,281)	$(20,938)	$(19,480)
Add: Interest expense, net	21,146	22,730	65,097	69,128
Add (subtract): Income tax provision (benefit)	(82)	(71)	(5,542)	219
Add: Amortization of acquired intangible assets and software	4,060	6,313	11,906	18,793
Add: Depreciation and other amortization	913	1,112	3,268	3,556
EBITDA	$20,641	$23,803	$53,791	$71,778
Add: Broadstream arbitration provision, including related legal fees	-	-	7,394	-
Add (subtract): (Gain) loss related to VAT liability not charged to customers	(956)	5,250	2,931	1,306
Add: Loss of extinguishment of debt	-	-	7,312	-
Add: Stock Compensation Expense	269	-	2,554	-
Add: Severance Costs	388	-	388	-
Adjusted EBITDA	$20,342	$29,053	$74,370	$73,084